                                                                                                           EXHIBIT 12


                                         PACIFIC BELL AND SUBSIDIARIES
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                              Dollars in Millions

                                          THREE MONTHS ENDED
                                              MARCH 31,                           YEAR ENDED DECEMBER 31,
                                        -----------------------  ----------------------------------------------------------
                                             1998        1997       1997       1996        1995        1994         1993
                                          ---------------------  ----------------------------------------------------------
Income Before Income Taxes,
Extraordinary   Loss and
Cumulative Effect of Accounting Changes   $    413    $    466   $    34    $  1,567   $   1,161   $   1,276    $      (54)
     Add:Interest Expense                      106         102       460         379         420         437           429
         1/3 Rental Expense                      9          10        41          47          29          22            23
                                          ---------   ---------  --------   ---------  ----------  ----------   -----------

     Adjusted Earnings                    $    528    $    578   $   535    $  1,993   $   1,610   $   1,735    $      398
                                          =========   =========  ========   =========  ==========  ==========   ===========

Total Interest Charges                    $    115    $    112   $   497    $    412   $     420   $     437    $      429
1/3 Rental Expense                               9          10        41          47          29          22            23
                                          ---------   ---------  --------   ---------  ----------  ----------   -----------

     Adjusted Fixed Charges               $    124    $    122   $   538    $    459   $     449   $     459    $      452
                                          =========   =========  ========   =========  ==========  ==========   ===========

Ratio of Earnings to Fixed Charges            4.26        4.74      0.99*       4.34        3.59        3.78          0.88**


* As defined within the computation of earnings to fixed charges, earnings are $3 less than fixed charges for 1997. See Management's Discussion and Analysis of Results of Operations in Pacific Bell's 1997 Annual Report on Form 10-K for a discussion of merger-related and other unusual items that reduced earnings for 1997.
** As defined within the computation of earnings to fixed charges, earnings are $54 less than fixed charges for 1993. See Management's Discussion and Analysis-Other Business Matters in Pacific Bell's 1997 Annual Report on Form 10-K for a discussion of the restructuring charge which reduced earnings for 1993.

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